Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 13, 2021 relating to the financial statements of Steel Partners Holdings L.P., appearing in the Annual Report on Form 10-K of Steel Partners Holdings L.P. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

New York, NY

June 16, 2021